BWXT Names Jaska, Krieg, Niland to Board of Directors

LYNCHBURG, VA - September 12, 2016 - BWX Technologies, Inc. (NYSE:BWXT) announced today that James M. Jaska, Kenneth J. Krieg and Barbara A. Niland have been appointed to its Board of Directors to further the Board’s ongoing succession planning and refreshment efforts. Each of these new directors brings valuable industry experience and other qualifications that will support BWXT’s sustainable long-term growth and stability objectives.

James Jaska served in a number of executive roles for more than 10 years with AECOM. He was named President, Global Government in 2013 and oversaw the company’s worldwide operations of its government group operating in 140 countries. Mr. Jaska also spent approximately 10 years with Tetra Tech, Inc., serving first as Chief Financial Officer and later as President. Additionally, Mr. Jaska held leadership positions with Alliant Techsystems, Inc., Honeywell, Inc. and Ecolab, Inc. Currently, Mr. Jaska is the President and Managing Director of Nova Global Services, an operations and advisory firm providing interdisciplinary strategy, planning and operational expertise.

Kenneth Krieg has more than 20 years of experience with U.S. Department of Defense acquisition activities. He worked directly for the DoD from 2001 to 2007, serving for two years as the Under Secretary of Defense for Acquisition, Technology and Logistics. Prior to joining the DoD, Mr. Krieg worked for 11 years with International Paper, most recently as Vice President and General Manager of the Office and Consumer Papers Division. Before moving to industry, Mr. Krieg worked on a number of defense and foreign policy assignments at the White House, on the National Security Council Staff and in the Office of the Secretary of Defense. He is the founder of the Samford Global Strategies consulting practice.

Barbara Niland spent more than 30 years with Northrup Grumman Corporation and the former Westinghouse Electronics and also served as Vice President, Business Management and Chief Financial Officer at Huntington Ingalls Industries for more than five years. Ms. Niland joined Westinghouse in 1979 and was promoted to roles of increasing responsibility. After Northrup Grumman acquired Westinghouse Electronics in 1996, she continued with the company, ultimately serving as the Vice President Finance and Controller for the Electronic Systems Sector. Later, she became the business unit Chief Financial Officer for the Newport News shipbuilding division. In 2008, Ms. Niland was named CFO of the combined Northrop Grumman shipbuilding business. She retired from Huntington Ingalls Industries in 2016.

“We are very fortunate to add three board members of this caliber to our board,” said John A. Fees, BWXT’s Executive Chairman. “Each of them brings extensive, market-specific experience that will be important as our board continues to provide appropriate governance and oversight of BWXT as well as guiding the company toward continued growth.”

About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical, management and site services to support governments in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components and services for the commercial nuclear power industry. BWXT has more than 5,400 employees and significant operations in Lynchburg, Va.; Erwin, Tenn.; Mount Vernon, Ind.; Euclid, Ohio; Barberton, Ohio; and Cambridge, Ontario, as well as more than a dozen U.S. Department of Energy sites around the country. Follow us on Twitter @BWXTech and learn more at www.bwxt.com.

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Investor Contact:		Media Contact:
Alan Nethery		Jud Simmons
Vice President, Investor Relations		Communications Director
980-365-4300	Investors@bwxt.com	434-522-6462	hjsimmons@bwxt.com